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                                     FORM 15
                  CERTIFICATION AND NOTICE OF TERMINATION
                  OF REGISTRATION UNDER SECTION 12(g) OF THE
                  SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

              Commission File Number 333-6454 (no 1934 Act number)
                                     ----------------------------

                               Lookaway Partners
                      (a Pennsylvania limited partnership)
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             (Exact name of registrant as specified in its charter)


          P.O. Box 82, 4219 Upper Mountain Road, Buckingham, PA 18912
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          (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


      Units consisting of a Limited Partnership Interest and a warrant for membership to use golf and related facilities to be developed
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            (Title of each class of securities covered by this Form)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       [   ]       Rule 12h-3(b)(1)(i)       [ X ]
       Rule 12g-4(a)(1)(ii)      [   ]       Rule 12h-3(b)(1)(ii)      [ X ]
       Rule 12g-4(a)(2)(i)       [   ]       Rule 12h-3(b)(2)(i)       [   ]
       Rule 12g-4(a)(2)(ii)      [   ]       Rule 12h-3(b)(2)(ii)      [   ]
                                             Rule 15d-6                [ X ]

Approximate number of holders of record as of the certification or notice date: 215
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Pursuant to the requirements of the Securities Exchange Act of 1934 Lookaway
Partners has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: January 28, 1998      BY: /s/ Harry Ferguson
                                ------------------------------------------------
                                Harry Ferguson, Vice President
                                Paunnacussing Founders, Inc., General Partner